EXHIBIT 5

EXHIBIT 23.3

New Orleans, LA Baton Rouge, LA Houston, TX London, England	CANAL PLACE 365 CANAL STREET • SUITE 2000 NEW ORLEANS, LOUISIANA 70130-6534 (504) 566-1311 (FAX: (504) 568-9130	Jackson, MS Tupelo, MS Gulfport, MS Tampa, FL

www.phelpsdunbar.com

June 21, 2007

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804

Re:	Renasant Corporation

Registration Statement on Form S-8

Renasant Corporation Deferred Stock Unit Plan

Ladies and Gentlemen:

We have acted as counsel to Renasant Corporation (the “Company”) in connection with the preparation of the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”). The Registration Statement registers an aggregate of 100,000 shares of the Company’s $5.00 par value common stock (the “Common Stock”) to be issued under the Renasant Corporation Deferred Stock Unit Plan (the “Plan”).

In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that shares of Common Stock to be issued under the Plan have been duly authorized, and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Renasant Corporation

June 21, 2007

The foregoing opinions are limited to the laws of the State of Mississippi and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PHELPS DUNBAR LLP